PLATO Learning, Inc.
Q2 FY 2006 Pre Release Script
May 5, 2006

OPERATOR INTRODUCTION

Mike Morache
Thank you. Good morning. Thank you for joining us today for our conference call. With me today is Larry Betterley, PLATO’s Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind you that this announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe our assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company’s Annual report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, May 5, 2006. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. is prohibited.

This morning we issued a press release that provided financial guidance regarding our second quarter and full year 2006. As stated in the press release, our second quarter revenue is expected to be between $19.0 and $20.0 million, which is significantly below last year’s amount of $31.4 million. As a result of this lower revenue, net loss is expected to be between $5.5 and $6.3 million, compared to last year’s second quarter net loss of $3.0 million, which included restructuring and other charges of $632,000.

Our Company is transitioning to new products, new subscription licensing programs, new account managers, and new customer segments. These changes are essential to the Company’s growth objective. Our progress on the execution of this transition during second quarter was below expectations; however, it is a temporary setback and I expect significant order growth in the second half of this year versus last year’s second half. I believe this, because our new account managers are coming up-to-speed at a rate needed to accomplish this growth; the pipeline is larger than last year at this time and growing; and the bulk of our new products for 2006 will be introduced this summer. I have also put more resources and focus on supporting a smooth transition, including more sales and marketing programs and training.

The effect of our cost reduction initiatives is evident again in the second quarter, as our net loss is expected to be about half of what it would have been using last years cost structure and current quarter’s revenue estimates. Our cash and investment position is expected to be similar to the April 30, 2005 balance at $31.0 million.

This second half order growth should offset the decline we experienced in the first half of the year, resulting in a total order level in 2006 similar to that of 2005. The mix of the orders is expected to shift toward a higher proportion of subscription products. In fact, orders for subscription products grew 11% year-to-date, even though total orders declined. Due to this shift, revenue for the year is expected to decline from last year. We are continuing to evaluate the effect that our second quarter performance and the shift toward subscription products will have on the financial results for the year, and expect to provide additional guidance at our regularly scheduled second quarter conference call on June 1, 2006.

I firmly believe our strategic direction is the right one and will result in attractive revenue growth and profitability in the future. This strategy revolves around providing easy to use, comprehensive educational products to teachers, enabling them to personalize instruction for each student in the classroom everyday. Our products will be geared to both remediation and on-grade learning and will be based on state-of-the-art technology for the classroom, with our newest products offered primarily on a web-delivered, subscription basis.

To that end, we are aggressively expanding and developing our product line. In 2006, we are introducing whole courses across many subject areas for credit recovery of high school learners, a first wave of new supplemental elementary products, and a new instructional management and delivery platform. We will continue to aggressively develop our product set over the next two to three years to meet our expanded target market.

This strategy obviously includes some new ground for the company that requires a transition from the way of doing business before I became CEO, but we have the focus, skills and resources to make it happen. There will be setbacks along the way, such as that experienced in the second quarter, but we will be successful over the long-term.

Before answering your questions, I would like to remind you that the financial estimates we provided today are preliminary. We are still completing our regular quarterly closing and analysis procedures, and review by the Company’s independent auditors. Therefore, further financial information is limited at this time and actual results could vary from current estimates. Additional guidance and details will be provided during our regularly scheduled conference call on second quarter results, currently scheduled for June 1, 2006.

That concludes my formal remarks. We will now answer any questions you may have.

Q&A

Closing remarks.

Thank you again for joining us today. We appreciate your continued support as we develop and grow the business to achieve its full potential value.